EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration statements (No. 333-14971, No. 333-26219 and No. 333-50816) of United Auto Group, Inc. on Form S-8, of our report dated January 26, 2004, with respect to the consolidated balance sheet of UAG UK Holdings Limited and subsidiaries as of December 31, 2003, and the related consolidated statements of income, stockholder’s equity and cash flows for the year then ended, which report appears in the December 31, 2003 Annual Report on Form 10-K of United Auto Group, Inc. (none of the aforementioned financial statements are presented separately therein).

KPMG Audit Plc

Birmingham, United Kingdom
March 11, 2004